Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Midas, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-44625, 333-58363, 333-74094, 333-89226, 333-105458, 333-101559, 333-128503, 333-42196, 333-44797) on Form S-8 and the Registration Statement (No. 333-105458) on Form S-3 of Midas, Inc. of our reports dated March 20, 2009, with respect to the consolidated balance sheets of Midas, Inc. as of the end of fiscal years 2008 and 2007, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the fiscal years 2008, 2007, and 2006, and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the annual report on Form 10-K of Midas, Inc. for the fiscal year end 2008.

Our report on the consolidated financial statements refers to Midas, Inc.’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” and Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006.

/s/ KPMG LLP

Chicago, Illinois

March 20, 2009